Exhibit 99.2

Orrstown Financial Services, Inc. Completes $32.5 Million Subordinated Debt Offering

SHIPPENSBURG, PA—December 20, 2018 (GLOBE NEWSWIRE) -- Orrstown Financial Services, Inc. (NASDAQ: ORRF) ("Orrstown") announced the completion of an offering of $32.5 million in aggregate principal amount of fixed-to-floating rate subordinated notes due December 30, 2028 (the “Notes”) to certain qualified institutional buyers and institutional accredited investors on December 19, 2018. Orrstown intends to use the net proceeds of the offering for general corporate purposes.

“Orrstown is growing throughout the central Pennsylvania and Maryland regions, and this successful debt offering will enable us to strengthen our capital position and continue our expansion efforts with our pending acquisition of Hamilton Bancorp, Inc. (Nasdaq: HBK),” said Thomas R. Quinn, Jr., President and CEO of Orrstown.

The Notes have been structured to qualify initially as Tier 2 capital for Orrstown for regulatory capital purposes. The Notes will initially bear interest at a rate of 6.00% per annum from and including December 19, 2018, to but excluding December 30, 2023, with interest during this period payable semi-annually in arrears. From and including December 30, 2023, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to three-month LIBOR, plus 316 basis points, with interest during this period payable quarterly in arrears. The Notes are redeemable by Orrstown at its option, in whole or in part, on any interest payment date on or after December 30, 2023.

Kroll Bond Rating Agency, a nationally recognized statistical rating organization, assigned Orrstown’s subordinate debt issuance an investment grade rating of BBB-.

Boenning & Scattergood, Inc., served as sole placement agent for the offering. Goodwin Procter LLP served as legal counsel to Orrstown, and Stradley Ronon Stevens & Young, LLP served as legal counsel to the placement agent.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there by any sale in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction, The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

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About Orrstown
With approximately $1.9 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.Orrstown.com. For more information about Wheatland Advisors, Inc., visit www.WheatlandAdvisors.com.